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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN SENIOR INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Senior Income Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                         Votes
MATTER                                                    Votes For    Withheld
                                                         -----------   ---------
(1)  R. Craig Kennedy...............................     164,103,455   5,362,867
     Jack E. Nelson.................................     163,966,787   5,499,535
     Colin D. Meadows...............................     164,214,384   5,251,938
     Hugo F. Sonnenschein(P)........................           4,742          35

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(P)   Election of trustee by preferred shareholders only.